Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Washington Banking Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of Washington Banking Company and Subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Banking Company and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Everett, Washington
March 14, 2014

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Financial Condition
 (Dollars in thousands, except share data)

	December 31, 2013	December 31, 2012
Assets
Cash and due from banks ($3,835 and $3,801, respectively, are restricted)	$27,489	$32,145
Interest-bearing deposits	103,869	75,428
Total cash and cash equivalents	131,358	107,573
Investment securities available for sale, at fair value	432,542	372,968
Federal Home Loan Bank stock	7,172	7,441
Loans held for sale	3,389	18,043
Non-covered loans, net of allowance for loan losses	871,593	835,987
Covered loans, net of allowance for loan losses	137,333	214,087
Total loans	1,008,926	1,050,074
Premises and equipment, net	35,038	36,751
Bank owned life insurance	17,836	17,704
Goodwill and other intangible assets, net	5,588	6,027
Non-covered other real estate owned	3,067	3,023
Covered other real estate owned	5,980	13,460
FDIC indemnification asset	14,536	34,571
Other assets	18,556	20,042
Total assets	$1,683,988	$1,687,677
Liabilities and Shareholders' Equity
Liabilities:
Deposits
Noninterest-bearing demand	$265,412	$261,310
Interest-bearing	1,202,080	1,201,663
Total deposits	1,467,492	1,462,973
Junior subordinated debentures	25,774	25,774
Other liabilities	10,792	16,306
Total liabilities	1,504,058	1,505,053
Commitments and contingencies
Shareholders' Equity:
Common stock, no par value; 35,000,000 shares authorized; 15,538,969 and 15,483,598 shares issued and outstanding at December 31, 2013 and 2012, respectively	86,714	85,707
Retained earnings	98,431	92,234
Accumulated other comprehensive (loss) income, net of tax	(5,215)	4,683
Total shareholders' equity	179,930	182,624
Total liabilities and shareholders' equity	$1,683,988	$1,687,677

See notes to consolidated financial statements

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (Dollars in thousands, except per share data)

	For the Year Ended December 31,
	2013	2012	2011
Interest income:
Interest and fees on non-covered loans	$44,166	$46,530	$49,760
Interest and fees on covered loans	23,710	36,418	34,819
Interest on taxable investment securities	5,720	5,333	3,967
Interest on tax-exempt investment securities	1,557	1,178	902
Other	206	251	259
Total interest income	75,359	89,710	89,707
Interest expense:
Interest on deposits	4,942	6,581	9,492
Interest on junior subordinated debentures	478	532	489
Total interest expense	5,420	7,113	9,981
Net interest income	69,939	82,597	79,726
Provision for loan losses, non-covered loans	1,875	7,100	10,500
Provision (recovery) of loan losses, covered loans	12,740	2,644	(450)
Net interest income after provision for loan losses	55,324	72,853	69,676
Noninterest income:
Service charges and fees	3,401	3,560	3,818
Electronic banking income	4,101	3,666	3,197
Investment products	771	1,295	1,072
Gain on sale of investment securities, net	556	931	—
Bank owned life insurance income	132	191	311
Income from the sale of mortgage loans	3,267	3,848	1,197
SBA premium income	894	602	444
Change in FDIC indemnification asset	5,735	(9,126)	(9,232)
Gain on disposition of covered assets	2,315	1,877	6,312
Other	1,173	1,402	2,093
Total noninterest income	22,345	8,246	9,212
Noninterest expense:
Salaries and benefits	30,909	29,944	27,496
Occupancy and equipment	7,287	6,883	6,553
Office supplies and printing	1,501	1,643	1,665
Data processing	2,185	2,134	1,916
Consulting and professional fees	849	904	1,152
Intangible amortization	439	512	622
Merger related expenses	652	—	324
FDIC premiums	1,091	1,281	1,818
FDIC clawback liability adjustment	(88)	1,680	1,576
Non-covered OREO and repossession expenses, net	2,227	1,841	1,358
Covered OREO and repossession expenses, net	1,696	1,699	2,192
Other	7,553	7,878	9,153
Total noninterest expense	56,301	56,399	55,825
Income before provision for income tax	21,368	24,700	23,063
Provision for income tax	6,872	7,856	7,111
Net income before preferred dividends	14,496	16,844	15,952
Preferred stock dividends and discount accretion	—	—	1,084
Net income available to common shareholders	$14,496	$16,844	$14,868
Net income available per common share, basic	$0.94	$1.09	$0.97
Net income available per common share, diluted	$0.93	$1.09	$0.97
Average number of common shares outstanding, basic	15,495,000	15,422,000	15,329,000
Average number of common shares outstanding, diluted	15,551,000	15,455,000	15,393,000

See notes to consolidated financial statements

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	For the Year Ended December 31,
	2013	2012	2011
Net income before preferred dividends	$14,496	$16,844	$15,952
Investment securities available for sale:
Unrealized (losses) gains arising in period	(14,672)	3,292	4,548
Reclassification adjustment for net gains realized in earnings (net of tax expense of $195 and $325 for the years ended December 31, 2013 and 2012, respectively.)	(361)	(606)	—
Income tax (benefit) provision related to unrealized (losses) gains	(5,135)	1,152	1,592
Other comprehensive (loss) income, net of tax	(9,898)	1,534	2,956
Total comprehensive income	$4,598	$18,378	$18,908

See notes to consolidated financial statements

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
 (Dollars and shares in thousands, except per share data)

		Common stock			Accumulated other comprehensive income (loss)	Total shareholders' equity
	Preferred stock amount	Shares	Amount	Retained earnings
Balance at January 1, 2011	$25,334	15,321	$85,264	$71,307	$193	$182,098
Comprehensive income:
Net income	—	—	—	15,952	—	15,952
Other comprehensive income, net	—	—	—	—	2,956	2,956
Redemption of preferred stock
issued to U.S. Treasury	(26,380)	—	—	—	—	(26,380)
Repurchase of warrant issued
to U.S. Treasury	—	—	(1,625)	—	—	(1,625)
Preferred stock dividends and accretion	1,046	—	—	(1,084)	—	(38)
Cash dividends on common stock,
$0.20 per share	—	—	—	(3,068)	—	(3,068)
Stock-based compensation expense	—	—	623	—	—	623
Issuance of common stock under stock plans	—	77	301	—	—	301
Tax benefit associated with stock awards	—	—	1	—	—	1
Balance at December 31, 2011	$—	15,398	$84,564	$83,107	$3,149	$170,820

Balance at January 1, 2012	$—	15,398	$84,564	$83,107	$3,149	$170,820
Comprehensive income:
Net income	—	—	—	16,844	—	16,844
Other comprehensive income, net	—	—	—	—	1,534	1,534
Cash dividends on common stock,
$0.50 per share	—	—	—	(7,717)	—	(7,717)
Stock-based compensation expense	—	—	811	—	—	811
Issuance of common stock under stock plans	—	86	301	—	—	301
Tax benefit associated with stock awards	—	—	31	—	—	31
Balance at December 31, 2012	$—	15,484	$85,707	$92,234	$4,683	$182,624

Balance at January 1, 2013	$—	15,484	$85,707	$92,234	$4,683	$182,624
Comprehensive income:
Net income	—	—	—	14,496	—	14,496
Other comprehensive loss, net	—	—	—	—	(9,898)	(9,898)
Cash dividends on common stock,
$0.54 per share	—	—	—	(8,299)	—	(8,299)
Stock-based compensation expense	—	—	878	—	—	878
Issuance of common stock under stock plans	—	55	124	—	—	124
Tax benefit associated with stock awards	—	—	5	—	—	5
Balance at December 31, 2013	$—	15,539	$86,714	$98,431	$(5,215)	$179,930

See notes to consolidated financial statements

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$14,496	$16,844	$15,952
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of investment security premiums, net	2,894	2,435	1,007
Depreciation	2,564	2,419	2,101
Intangible amortization	439	512	622
Provision for loan losses, non-covered loans	1,875	7,100	10,500
Provision (recovery) for loan losses, covered loans	12,740	2,644	(450)
Earnings on bank owned life insurance	(132)	(191)	(311)
Net gain on sale of investment securities	(556)	(931)	—
Net loss (gain) on sale of premises and equipment	2	11	(74)
Net gain on sale of non-covered other real estate owned	(54)	(145)	(62)
Net gain on sale of covered other real estate owned	(1,535)	(2,733)	(6,526)
Net gain on sale of loans held for sale	(3,267)	(3,848)	(1,197)
Origination of loans held for sale	(137,575)	(203,550)	(139,264)
Proceeds from sales of loans held for sale	155,496	211,776	129,016
Valuation adjustment on non-covered other real estate owned	1,323	844	272
Valuation adjustment on covered other real estate owned	2,033	3,704	6,672
Deferred taxes	2,503	(3,198)	2,419
Change in FDIC indemnification asset	(5,735)	9,126	9,232
Stock-based compensation	878	811	623
Excess tax benefit from stock awards	(5)	(31)	(1)
Net change in assets and liabilities:
Net decrease in other assets	20,763	18,745	18,349
Net (decrease) increase in other liabilities	(5,514)	8,562	2,897
Net cash provided by operating activities	63,633	70,906	51,777
Cash flows from investing activities:
Purchases of investment securities available for sale	(143,563)	(197,558)	(189,494)
Proceeds from investment securities available for sale	66,423	121,402	95,306
Redemption of Federal Home Loan Bank stock	269	135	—
Net decrease (increase) in non-covered loans and covered loans	19,519	(5,553)	91,750
Purchases of premises and equipment	(853)	(1,698)	(2,209)
Proceeds from the sale of premises and equipment	—	9	537
Proceeds from sale of non-covered other real estate owned	2,754	2,866	5,181
Proceeds from sale of covered other real estate owned	19,495	21,907	28,760
Capitalization of non-covered other real estate owned improvements	(241)	—	—
Capitalization of covered other real estate owned improvements	—	—	(697)
Net cash (used in) provided by investing activities	$(36,197)	$(58,490)	$29,134

See notes to consolidated financial statements

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
(Dollars in thousands)

	For the Year Ended December 31,
	2013	2012	2011
Cash flows from financing activities:
Net increase (decrease) in deposits	$4,519	$(3,371)	$(25,876)
Redemption of preferred stock	—	—	(26,380)
Repurchase of common stock warrant	—	—	(1,625)
Proceeds from exercise of stock options	124	301	301
Excess tax benefits from stock awards	5	31	1
Dividends paid on preferred stock	—	—	(38)
Dividends paid on common stock	(8,299)	(7,717)	(3,068)
Net cash used in financing activities	(3,651)	(10,756)	(56,685)
Net change in cash and cash equivalents	23,785	1,660	24,226
Cash and cash equivalents at beginning of period	107,573	105,913	81,687
Cash and cash equivalents at end of period	$131,358	$107,573	$105,913
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,548	$7,350	$10,285
Income taxes	$10,500	$1,500	$7,400
Supplemental disclosures about noncash investing and financing activities:
Change in fair value of investment securities available for sale, net of tax	$(9,898)	$1,534	$2,956
Transfer of non-covered loans to non-covered other real estate owned	$3,826	$4,612	$3,245
Transfer of covered loans to covered other real estate owned	$12,513	$9,716	$25,065

See notes to consolidated financial statements

WASHINGTON BANKING COMPANY AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Description of Business and Summary of Significant Accounting Policies
(a) Description of Business: Washington Banking Company (the “Company”) was formed on April 30, 1996, and is a registered bank holding company whose primary business is conducted by its wholly-owned subsidiary, Whidbey Island Bank (the “Bank”). The business of the Bank, which is focused in the northern area of Western Washington, consists primarily of attracting deposits from the general public and originating loans. The Company and the Bank have formed several subsidiaries for various purposes as follows:

•
Washington Banking Capital Trust I (the “Trust”) was a wholly-owned subsidiary of the Company. The Trust was formed in June 2002 for the exclusive purpose of issuing trust preferred securities. During the second quarter of 2007 the Trust was closed after the trust preferred securities were paid off. See Note (13) Trust Preferred Securities and Junior Subordinated Debentures for further details.

•
Washington Banking Master Trust (the “Master Trust”) is a wholly-owned subsidiary of the Company. The Master Trust was formed in April 2007 for the exclusive purpose of issuing trust preferred securities. See Note (13) Trust Preferred Securities and Junior Subordinated Debentures for further details.

•
Rural One, LLC (“Rural One”) is a majority-owned subsidiary of the Bank and is certified as a Community Development Entity by the Community Development Financial Institutions Fund of the United States Department of Treasury. Rural One was formed in September 2006, for the exclusive purpose of investing in Federal tax credits related to the New Markets Tax Credit program. See Note (14) Income Taxes for further details.

(b) Basis of Presentation: The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries Whidbey Island Bank and Rural One LLC, as described above.  The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported periods.  Actual results could differ from these estimates. Management considers the estimates used in developing the allowance for loan losses, the valuation of covered loans and the FDIC indemnification asset and determining the fair value of financial assets and liabilities to be particularly sensitive estimates that may be subject to revision in the near term.

(c) Recent Financial Accounting Pronouncements: In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU requires an entity to offset, and present as a single net amount, a recognized eligible asset and a recognized eligible liability when it has an unconditional and legally enforceable right of setoff and intends either to settle the asset and liability on a net basis or to realize the asset and settle the liability simultaneously. The ASU requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The Company adopted the provisions of this ASU effective January 1, 2013. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-2, Testing Indefinite-Lived Intangible Assets for Impairment.  This ASU states that an entity has the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount, in accordance with Codification Subtopic 350-30, Intangibles—Goodwill and Other, General Intangibles Other than Goodwill. Under guidance in this ASU, an entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. The amendments in this ASU are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2012, the FASB issued ASU No. 2012-06, Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.  The ASU clarifies that when an entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently, a change in the cash flows expected to be collected on the indemnification asset occurs, as a result of a change in cash flows expected to be collected on the assets subject to indemnification, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2012. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU No. 2013-01 clarifies that ASU No. 2011-11 applies only to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement are no longer subject to the disclosure requirements in ASU No. 2011-11. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. The ASU does not amend any existing requirements for reporting net income or other comprehensive income in the financial statements but requires an entity to disaggregate the total change of each component of other comprehensive income and separately present reclassification adjustments and current period other comprehensive income. The provisions of this ASU also requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line item affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, entities would instead cross reference to the related note to the financial statements for additional information. The Company adopted the provisions of this ASU effective January 1, 2013. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The ASU requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. No new recurring disclosures are required. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2013, and are to be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this ASU is not expected to have a material impact on the Company's consolidated financial statements.

In January 2014, the FASB issued ASU No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. ASU 2014-04 permits an entity to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense (benefit). The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2014 and should be applied prospectively. The Company is currently reviewing the requirements of ASU No. 2014-01, but does not expect the ASU to have a material impact on the Company's consolidated financial statements.

In January 2014, the FASB issued ASU No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure. ASU 2014-04 clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2014 and can be applied with a modified retrospective transition method or prospectively. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Company's consolidated financial statements.

(d) Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks, interest-earning deposits and federal funds sold, all of which have original maturities of three months or less.

(e) Investment Securities: Investment securities available for sale include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors.  Securities available for sale are carried at market value, and unrealized gains and losses (net of related tax effects) are excluded from net income but are included as a separate component of comprehensive income. Upon realization, such gains and losses will be included in net income using the specific identification method. Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses.

Accounting guidance related to the recognition and presentation of other-than-temporary impairment (“OTTI”) of debt securities became effective in the second quarter of 2009.  A company must consider whether it intends to sell a security or if it is likely that they would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. For debt securities, if we intend to sell the security or it is likely that we will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If we do not intend to sell the security and it is not likely that we will be required to sell the security but we do not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors, the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (“OCI”). Impairment losses related to all other factors are presented as separate categories within OCI. For investment securities held to maturity, this amount is accreted over the remaining life of the debt security prospectively based on the amount and timing of future estimated cash flows. The accretion of the amount recorded in OCI increases the carrying value of the investment and does not affect earnings. If there is an indication of additional credit losses the security is re-evaluated according to the procedures described above.

Investment securities held to maturity are comprised of debt securities for which the Company has positive intent and ability to hold to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method over the estimated lives of the securities. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.  Premiums are amortized to the earliest call date while discounts are accreted to maturity.

(f) Federal Home Loan Bank Stock: The Bank’s investment in FHLB stock is carried at par value, which approximates its fair value.  As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of the Bank’s outstanding mortgages, total assets or FHLB advances. At December 31, 2013, the Bank’s minimum required investment was approximately $1.6 million. Amounts in excess of the required minimum for FHLB membership may be redeemed at par at FHLB’s discretion, which is subject to their capital plan, bank policies, and regulatory requirements, which may be amended or revised periodically.

Management periodically evaluates FHLB stock for other-than-temporary or permanent impairment. Management’s determination of whether these investments are impaired is based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB and (4) the liquidity position of the FHLB.

In September 2012, the FHLB of Seattle was notified by the Federal Housing Finance Agency (“Finance Agency”) that it is now classified as “adequately capitalized” as compared to the prior classification of “undercapitalized.” Under Finance Agency regulations, the FHLB of Seattle may repurchase excess capital stock under certain conditions; however, they may not redeem stock or pay a dividend without Finance Agency approval. Based on the above, the Company has determined there is not an other-than-temporary impairment on the FHLB stock investment as of December 31, 2013.

(g) Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. When a loan is sold, the gain is recognized in the consolidated statement of income as the proceeds less the book value of the loan including unamortized fees and capitalized direct costs.

(h) Non-Covered Loans: Loans are stated at the unpaid principal balance, net of premiums, unearned discounts, net deferred loan origination fees and costs and the allowance for loan losses.

Interest on loans is calculated using the simple interest method based on the daily balance of the principal amount outstanding and is credited to income as earned.

Loans are placed on nonaccrual status when collection of principal or interest is considered doubtful (generally, loans are 90 days or more past due). Indirect consumer loans are charged-off immediately when collection of principal or interest is considered doubtful (generally, loans are 90 days or more past due).

Loans are reported as restructured when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date(s) or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement.

A loan is considered impaired when, based upon currently known information, it is deemed probable that the Company will be unable to collect all amounts due as scheduled according to the original terms of the agreement.  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, based on the loan’s observable market price or the fair value of collateral, if the loan is collateral dependent.

Interest income previously accrued on nonaccrual loans, but not yet received, is reversed in the period the loan is placed on nonaccrual status.  Subsequent payments received are generally applied to principal.  However, based on management’s assessment of the ultimate collectability of an impaired or nonaccrual loan, interest income may be recognized on a cash basis.  Nonaccrual loans are returned to an accrual status when management determines the circumstances have improved to the extent that there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the interest method over the estimated life of the individual loans, adjusted for actual prepayments.

(i) Covered Loans: Loans acquired in a FDIC-assisted acquisition, that are subject to a loss share agreement, are referred to as “covered loans” and are reported separately in our consolidated balance sheets.  Covered loans are reported exclusive of the expected cash flow reimbursements expected from the FDIC.

Acquired loans are valued as of acquisition date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805, Business Combinations. Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under FASB ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. In addition, because of the significant discounts associated with the acquired portfolios, the Company elected to account for all acquired loans under ASC 310-30.

In accordance with FASB ASC 310-30, acquired loans are aggregated into pools, based on individually evaluated common risk characteristics, and aggregate expected cash flows were estimated for each pool. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate and cash flow expectation. The Bank aggregated all of the loans acquired in the FDIC-assisted acquisitions of City Bank and North County Bank into 18 and 14 pools, respectively. A loan will be removed from a pool of loans only if the loan is sold, foreclosed, assets are received in satisfaction of the loan (paid off), or the loan is written off, and will be removed from the pool at the carrying value. If an individual loan is removed from a pool of loans, the difference between its carrying amount and the cash, fair value of the collateral, or other assets received will be recognized in income immediately and would not affect the effective yield used to recognize the accretable difference on the remaining pool. Loans originally placed into a performing pool will not be reported individually as 30-89 days past due, non-performing (90+ days past due or nonaccrual) or accounted for as a troubled debt restructuring as the pool is the unit of accounting. Rather, these metrics related to the underlying loans within a performing pool will be considered in our ongoing assessment and estimates of future cash flows. If, at acquisition, the loans are collateral dependent and acquired primarily for the rewards of ownership of the underlying collateral, or if cash flows expected to be collected cannot be reasonably estimated, accrual of income is inappropriate. Such loans will be placed into nonperforming (nonaccrual) loan pools.

The cash flows expected to be received over the life of the pool were estimated by management with the assistance of a third party valuation specialist. These cash flows were input into a ASC 310-30 compliant accounting loan system which calculates the carrying values of the pools and underlying loans, book yields, effective interest income and impairment, if any, based on actual and projected events. Default rates, loss severity and prepayment speed assumptions will be periodically reassessed and updated within the accounting model to update the expectation of future cash flows. The excess of the cash flows expected to be collected over the pool’s carrying value is considered to be the accretable yield and is recognized as interest income over the estimated life of the loan or pool using the effective yield method. The accretable yield will change due to changes in the timing and amounts of expected cash flows. For the performing loan pools, a prepayment assumption, as documented by the valuation specialist, is initially applied. Changes in the accretable yield will be disclosed quarterly.

The excess of the contractual balances due over the cash flows expected to be collected is considered to be the nonaccretable difference. The nonaccretable difference represents the estimate of the credit losses expected to occur and was considered in determining the fair value of the loans as of the acquisition date. Subsequent to the acquisition date, any increases in expected cash flows over those expected at purchase date in excess of fair value are adjusted through the accretable difference on a prospective basis. Any subsequent decreases in expected cash flows over those expected at purchase date are recognized by recording a provision for loan losses. Any disposals of loans, including sales of loans, payments in full or foreclosures result in the removal of the loan from the pool at its carrying amount.

The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in noninterest income.

(j) Allowance for Loan Losses: The allowance for loan losses is based upon the Company’s estimates. The Company determines the adequacy of the allowance for loan losses based on evaluations of the loan portfolio, recent loss experience and other factors, including economic and market conditions. The Company determines the amount of the allowance for loan losses required for certain sectors based on relative risk characteristics of the loan portfolio. Actual losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary, are reported in earnings in the periods in which they become known. The allowance for loan losses is increased by charging to the provision for loan losses. Losses are charged to the allowance and recoveries are credited to the allowance.

(k) Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.  The estimated useful lives used to compute depreciation and amortization include buildings and building improvements, 15 to 40 years; land improvements, 15 to 25 years; furniture, fixtures and equipment, 3 to 7 years; and leasehold improvements, lesser of useful life or life of the lease.

(l) Bank Owned Life Insurance: During the second quarters of 2007 and 2004, the Bank made $5.0 million and $10.0 million investments, respectively, in bank owned life insurance (“BOLI”). These policies insure the lives of officers of the Bank, and name the Bank as beneficiary. Noninterest income is generated tax-free (subject to certain limitations) from the increase in the policies' underlying investments made by the insurance company.  The Bank is capitalizing on the ability to partially offset costs associated with employee compensation and benefit programs with the BOLI.

(m) Goodwill and Other Intangible Assets, Net: Intangible assets are comprised of goodwill and other intangibles acquired in business combinations. Goodwill and intangible assets with indefinite useful lives are not amortized. Intangible assets with definite useful lives are amortized to their estimated residual values over their respective estimated useful lives, and also reviewed for impairment. Amortization of intangible assets is included as a separate line item in the Consolidated Statements of Income.

The Company performs a goodwill impairment analysis on an annual basis as of December 31. Additionally, the Company performs a goodwill impairment evaluation on an interim basis when events or circumstances indicate impairment potentially exists. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others, a significant decline in our expected future cash flows; a sustained, significant decline in our stock price and market capitalization; a significant adverse change in legal factors or in the business climate; adverse action or assessment by a regulator; and unanticipated competition.

The goodwill impairment test involves a two-step process. The first step compares the fair value of a reporting unit to its carrying value. If the reporting unit’s fair value is less than its carrying value, the Company would be required to proceed to the second step. In the second step the Company calculates the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as goodwill recognized in a business combination. The estimated fair value of the Company is allocated to all of the Company’s assets and liabilities, including any unrecognized identifiable intangible assets, as if the Company had been acquired in a business combination and the estimated fair value of the reporting unit is the price paid to acquire it. The allocation process is performed only for purposes of determining the amount of goodwill impairment. No assets or liabilities are written up or down, nor are any additional unrecognized identifiable intangible assets recorded as a part of this process. Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. If the carrying amount of the goodwill is greater than the implied fair value of that goodwill, an impairment loss would be recognized as a charge to earnings in an amount equal to that excess.

GAAP also permits an entity an option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Step 1 quantitative impairment analysis described above is required. Otherwise, no further impairment testing is required. During the fourth quarter of 2013, the Company performed its annual evaluation for goodwill impairment. This evaluation indicated no impairment of the Company's goodwill.

(n) Non-Covered Other Real Estate Owned: Non-covered other real estate owned includes properties acquired through foreclosure. These properties are recorded at the lower of cost or estimated fair value less estimated selling costs.  Losses arising from the initial acquisition of property, in full or partial satisfaction of loans, are charged to the allowance for loan losses.

Subsequent to the transfer to other real estate owned, these assets continue to be recorded at the lower of cost or fair value (less estimated cost to sell), based on periodic evaluations.  Generally, legal and professional fees associated with foreclosures are expensed as incurred.  However, in no event are recorded costs allowed to exceed fair value.  Subsequent gains, losses or expenses recognized on the sale of these properties are included in noninterest income or expense.

(o) Covered Other Real Estate Owned: All other real estate owned (“OREO”) acquired in FDIC-assisted acquisitions that are subject to an FDIC loss-share agreement are referred to as “covered other real estate owned” and reported separately in our statements of financial position. Covered OREO is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the carrying value or fair value, less selling costs, whichever is less.

Covered OREO was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value will be charged to noninterest expense, and will be mostly offset by noninterest income representing the corresponding increase to the FDIC indemnification asset for the offsetting loss reimbursement amount. Any recoveries of previous valuation adjustments will be credited to noninterest expense with a corresponding charge to noninterest income for the portion of the recovery that is due to the FDIC.

(p) FDIC Indemnification Asset: The Company has elected to account for amounts receivable under the loss share agreement as an indemnification asset in accordance with FASB ASC 805. The FDIC indemnification asset was initially recorded at fair value, based on the discounted value of expected future cash flows under the loss share agreement. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into noninterest income over the life of the FDIC indemnification asset.

The FDIC indemnification asset is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered other real estate owned. Any increases in cash flow of the covered assets over those expected will reduce the FDIC indemnification asset and any decreases in cash flow of the covered assets under those expected will increase the FDIC indemnification asset. Increases and decreases to the FDIC indemnification asset are recorded as adjustments to noninterest income.

(q) Federal Income Taxes: The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities for a change in tax rate is recognized in income in the period that includes the enactment date.

A valuation allowance is required on deferred tax assets if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realization of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, including income and losses in recent years, the forecast of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realization of deferred tax assets. The calculation of our provision for federal income taxes is complex and requires the use of estimates and significant judgments in arriving at the amount of tax benefits to be recognized in the financial statements for a given tax position. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

The Company had no unrecognized tax benefits at December 31, 2013, 2012 or 2011. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2013, 2012 and 2011, the Company recognized no interest or penalties.

The Company files income tax returns in the U.S. Federal jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2010.

(r) Stock-Based Compensation: The Company has one active stock-based compensation plan. In accordance with FASB ASC 718, Stock Compensation, the Company recognizes in the income statement the grant date fair value of stock options and other equity-based forms of compensation issued to employees over the employee’s requisite service period (generally the vesting period). Stock options vest over a period of no greater than five years from the date of grant. Additionally, the right to exercise the option terminates ten years from the date of grant.

The Company measures the fair value of each stock option grant at the date of the grant, using the Black-Scholes option pricing model. Expected volatility is based on the historical volatility of the price of the Company’s common stock. The Company uses historical data to estimate option exercise and stock option forfeiture rates within the valuation model. The expected term of options granted is determined based on historical experience with similar options, giving consideration to the contractual terms and vesting schedules, and represents the period of time that options granted are expected to be outstanding. The expected dividend yield is based on dividend trends and the market value of the Company’s common stock at the time of grant. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The Company did not grant any options for the years ended December 31, 2013, 2012 or 2011.

(s) Earnings Per Share: According to the revised provisions of FASB ASC 260, Earnings Per Share, nonvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and are included in the computation of EPS pursuant to the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Net income, less any preferred dividends accumulated for the period (whether or not declared), is allocated between the common stock and participating securities pursuant to the two-class method, based on their rights to receive dividends, participate in earnings or absorb losses. Basic earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period, excluding participating nonvested restricted shares.

(t) Advertising Expenses: Advertising costs are generally expensed as incurred.  Advertising costs were $524 thousand, $917 thousand and $1.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(u) Fair Value Measurements: FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data.

In general, fair values determined by Level 1 inputs utilize quoted prices for identical assets or liabilities traded in active markets that the Company has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(v) Reclassifications: Certain amounts in previous years may have been reclassified to conform to the 2013 financial statement presentation. These reclassifications had no significant impact on the Company’s previously reported results of operations or financial condition.

(w) Subsequent Events: The Company has evaluated events and transactions subsequent to December 31, 2013, for potential recognition or disclosure.  See Note (25) Subsequent Events for further details.

(2) Proposed Merger with Heritage Financial Corporation

On October 23, 2013, the Company and Heritage Financial Corporation (“Heritage”) jointly announced the signing of a definitive agreement under which the Company and Heritage will enter into a strategic merger to create one of the premier community banking franchises in Western Washington and the Pacific Northwest. Consummation of the transaction remains subject to customary closing conditions, including receipt of requisite shareholder approvals.

In connection with the proposed merger, the Company has incurred merger related expenses of approximately $652 thousand, principally legal and professional services, for the year ended December 31, 2013.

(3) Restrictions on Cash Balance

The Company is required to maintain an average reserve balance with the Federal Reserve Bank or maintain such reserve balance in the form of cash.  The amount of the required reserve balance was $3.8 million at December 31, 2013 and 2012, and was met by holding cash with the Federal Reserve Bank.

(4) Investment Securities

The following table presents the amortized cost, unrealized gains, unrealized losses and fair value of investment securities available for sale at December 31, 2013 and 2012.  At December 31, 2013 and 2012, there were no investment securities classified as held to maturity or trading.

(dollars in thousands)	December 31, 2013
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
U.S. government agencies	$85,631	$706	$(665)	$85,672
Residential pass-through securities	185,677	589	(5,457)	180,809
Taxable state and political subdivisions	2,294	174	—	2,468
Tax exempt state and political subdivisions	74,761	1,420	(1,374)	74,807
Corporate obligations	11,000	21	(88)	10,933
Agency-issued collateralized mortgage obligations	55,579	18	(1,452)	54,145
Asset-backed securities	23,597	—	(1,781)	21,816
Investments in mutual funds and other equities	2,018	—	(126)	1,892
Total investment securities available for sale	$440,557	$2,928	$(10,943)	$432,542

(dollars in thousands)	December 31, 2012
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
U.S. government agencies	$87,297	$1,321	$(32)	$88,586
Residential pass-through securities	165,175	3,430	(182)	168,423
Taxable state and political subdivisions	4,759	553	—	5,312
Tax exempt state and political subdivisions	56,431	2,703	(149)	58,985
Corporate obligations	11,000	—	(565)	10,435
Agency-issued collateralized mortgage obligations	13,967	79	—	14,046
Asset-backed securities	25,108	150	(70)	25,188
Investments in mutual funds and other equities	2,018	—	(25)	1,993
Total investment securities available for sale	$365,755	$8,236	$(1,023)	$372,968

Investment securities that were in an unrealized loss position at December 31, 2013 and 2012, are presented in the following tables, based on the length of time individual securities have been in an unrealized loss position. In the opinion of management, these securities are considered only temporarily impaired due to changes in market interest rates or the widening of market spreads subsequent to the initial purchase of the securities, and not due to concerns regarding the underlying credit of the issuers or the underlying collateral.

(dollars in thousands)	December 31, 2013
	Less than 12 Months		12 Months or Longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. government agencies	$40,528	$(665)	$—	$—	$40,528	$(665)
Residential pass-through securities	$110,071	$(3,262)	$31,494	$(2,195)	$141,565	$(5,457)
Tax exempt state and political subdivisions	35,360	(990)	6,593	(384)	41,953	(1,374)
Corporate obligations	2,997	(4)	2,916	(84)	5,913	(88)
Agency-issued collateralized mortgage obligations	49,230	(1,452)	—	—	49,230	(1,452)
Asset-backed securities	8,718	(482)	13,097	(1,299)	21,815	(1,781)
Investments in mutual funds and other equities	—	—	2,018	(126)	2,018	(126)
Total investment securities available for sale	$246,904	$(6,855)	$56,118	$(4,088)	$303,022	$(10,943)

(dollars in thousands)	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. government agencies	$12,056	$(32)	$—	$—	$12,056	$(32)
Residential pass-through securities	27,680	(182)	—	—	27,680	(182)
Tax exempt state and political subdivisions	10,113	(149)	—	—	10,113	(149)
Corporate obligations	—	—	10,435	(565)	10,435	(565)
Asset-backed securities	9,856	(70)	—	—	9,856	(70)
Investments in mutual funds and other equities	—	—	1,993	(25)	1,993	(25)
Total investment securities available for sale	$59,705	$(433)	$12,428	$(590)	$72,133	$(1,023)

At December 31, 2013 and 2012, there were 96 and 25 investment securities in unrealized loss positions, respectively.  For each security in an unrealized loss position, the Company assesses whether it intends to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. For debt securities that are considered other-than-temporarily impaired and that the Company does not intend to sell and will not be required to sell prior to recovery of its amortized cost basis, the Company will separate the amount of the impairment into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is calculated as the difference between the security’s amortized cost basis and the present value of its expected future cash flows. The remaining difference between the security’s fair value and the present value of future expected cash flows is deemed to be due to factors that are not credit related and is recognized in other comprehensive income.

The Company does not intend to sell the securities that are temporarily impaired, and it is more likely than not that the Company will not have to sell those securities before recovery of the cost basis. Additionally, the Company has evaluated the credit ratings of its investment securities and their issuers and/or insurers, as applicable. Based on the Company’s evaluation, management has determined that no investment security in the Company’s investment portfolio was other-than-temporarily impaired at December 31, 2013 or 2012.

The amortized cost and fair value of investment securities, by maturity, are shown in the table below.  The amortized cost and fair value of residential pass-through securities, agency-issued collateralized mortgage obligations and asset-backed securities are presented by expected average life, rather than contractual maturity.  Expected maturities may differ from contractual maturities because issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(dollars in thousands)	December 31, 2013
	Amortized cost	Fair value
Three months or less	$2,000	$2,011
Over three months to one year	4,231	4,320
After one year through three years	54,220	55,008
After three years through five years	241,061	235,756
After five years through ten years	80,002	78,254
After ten years	59,043	57,193
Total	$440,557	$432,542

The following table presents investment securities which were pledged to secure borrowings and public deposits as permitted or required by law:

(dollars in thousands)	December 31, 2013
	Amortized cost	Fair value
To state and local governments to secure public deposits	$71,045	$71,078
To Federal Reserve Bank to secure borrowings	17,921	17,865
To Federal Home Loan Bank to secure borrowings	521	539
Other securities pledged, principally to secure deposits	12,568	12,965
Total pledged investment securities	$102,055	$102,447

The following table presents the gross realized gains and gross realized losses on the sale of investment securities available for sale:

(dollars in thousands)	For the Year Ended December 31,
	2013	2012	2011
Gross realized gains	556	933	—
Gross realized losses	—	(2)	—
Gain on sale of investment securities, net	$556	$931	$—

(5)  Non-Covered Loans

The following table presents the major types of non-covered loans. The classification of non-covered loan balances presented is reported in accordance with regulatory reporting requirements.

(dollars in thousands)	December 31, 2013	December 31, 2012
Commercial	$179,914	$162,481
Real estate mortgage	489,148	452,627
Real estate construction	56,248	81,398
Consumer	161,673	154,890
	886,983	851,396
Deferred loan costs, net	1,703	1,738
Allowance for loan losses	(17,093)	(17,147)
Total non-covered loans, net	$871,593	$835,987

(6)   Allowance for Non-Covered Loan Losses and Credit Quality

Activity in the Allowance for Non-Covered Loan Losses

The following table summarizes activity related to the allowance for loan losses on non-covered loans, by portfolio segment:

(dollars in thousands)	For the Year Ended December 31, 2013
	Commercial	Real estate mortgage	Real estate construction	Consumer	Total
Beginning balance	$4,405	$6,516	$3,050	$3,176	$17,147
Provision	245	353	(372)	1,649	1,875
Charge-offs	(562)	(225)	(70)	(2,439)	(3,296)
Recoveries	235	183	442	507	1,367
Ending Balance	$4,323	$6,827	$3,050	$2,893	$17,093

(dollars in thousands)	For the Year Ended December 31, 2012
	Commercial	Real estate mortgage	Real estate construction	Consumer	Total
Beginning balance	$4,034	$6,500	$4,046	$3,452	$18,032
Provision	1,763	2,889	1,699	749	7,100
Charge-offs	(1,640)	(3,311)	(2,706)	(1,526)	(9,183)
Recoveries	248	438	11	501	1,198
Ending Balance	$4,405	$6,516	$3,050	$3,176	$17,147

The Company had an additional allowance for loan losses for covered loans of $14.6 million, $3.3 million and $870 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.  See Note (7) for discussion on covered assets.

The following tables provides a summary of the allowance for non-covered loan losses and related non-covered loans, by portfolio segment:

(dollars in thousands)	December 31, 2013
	Commercial	Real estate mortgage	Real estate construction	Consumer	Total
Allowance for non-covered loan losses:
Individually evaluated for impairment	$1,578	$1,558	$1,226	$44	$4,406
Collectively evaluated for impairment	2,745	5,269	1,824	2,849	12,687
Total allowance for non-covered loan losses	$4,323	$6,827	$3,050	$2,893	$17,093
Non-covered loans:
Individually evaluated for impairment	$8,254	$12,612	$11,513	$439	$32,818
Collectively evaluated for impairment	171,660	476,536	44,735	161,234	854,165
Total non-covered loans (1)	$179,914	$489,148	$56,248	$161,673	$886,983

(1) Total non-covered loans excludes deferred loan costs of $1.7 million.

(dollars in thousands)	December 31, 2012
	Commercial	Real estate mortgage	Real estate construction	Consumer	Total
Allowance for non-covered loan losses:
Individually evaluated for impairment	$1,468	$1,154	$881	$52	$3,555
Collectively evaluated for impairment	2,937	5,362	2,169	3,124	13,592
Total allowance for non-covered loan losses	$4,405	$6,516	$3,050	$3,176	$17,147
Non-covered loans:
Individually evaluated for impairment	$9,974	$11,357	$19,607	$916	$41,854
Collectively evaluated for impairment	152,507	441,270	61,791	153,974	809,542
Total non-covered loans (1)	$162,481	$452,627	$81,398	$154,890	$851,396

(1) Total non-covered loans excludes deferred loan costs of $1.7 million.

Credit Quality and Nonperforming Non-Covered Loans

The Company manages credit quality and controls its credit risk through lending limits, credit review, approval policies and extensive, ongoing internal monitoring. Through this monitoring process, nonperforming loans are identified. Non-covered nonperforming loans consist of non-covered nonaccrual loans.  Non-covered nonperforming loans are assessed for potential loss exposure on an individual or homogeneous group basis.

A loan is considered impaired when, based upon currently known information, it is deemed probable that the Company will be unable to collect all amounts due as scheduled according to the original terms of the agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, based on the loan’s observable market price or the fair value of collateral, if the loan is collateral dependent.

Loans are placed on nonaccrual status when collection of principal or interest is considered doubtful (generally when loans are 90 days or more past due).   Loans placed on nonaccrual will typically remain on nonaccrual status until all principal and interest payments are brought current, there has been a sustained period of repayment performance (generally six months) and the prospects for future payments, in accordance with the loan agreement, appear relatively certain.

Interest income previously accrued on nonaccrual loans, but not yet received, is reversed in the period the loan is placed on nonaccrual status. Payments received are generally applied to principal. However, based on management’s assessment of the ultimate collectability of an impaired or nonaccrual loan, interest income may be recognized on a cash basis. Nonaccrual loans are returned to an accrual status when management determines the circumstances have improved to the extent that there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

Non-Covered Impaired Loans

At December 31, 2013 and 2012, the Company had non-covered impaired loans which consisted of nonaccrual loans and restructured loans.  As of December 31, 2013, the Company had no commitments to extend additional credit on these non-covered impaired loans.  Non-covered impaired loans and the related allowance for loan losses were as follows:

(dollars in thousands)	December 31, 2013		December 31, 2012
	Recorded investment	Allowance	Recorded investment	Allowance
With no related allowance recorded:
Nonaccrual loans	$8,123	$—	$15,479	$—
Restructured loans	4,118	—	8,635	—
Total with no related allowance	$12,241	$—	$24,114	$—
With an allowance recorded:
Nonaccrual loans	$286	$10	$72	$5
Restructured loans	20,291	4,396	17,668	3,550
Total with an allowance recorded	20,577	4,406	17,740	3,555
Total	$32,818	$4,406	$41,854	$3,555

The following table further summarizes impaired non-covered loans, by class:

(dollars in thousands)	December 31, 2013			December 31, 2012
	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Related allowance
With no related allowance recorded:
Commercial	$2,558	$3,036	$—	$3,737	$4,231	$—
Real estate mortgages:
One-to-four family residential	544	629	—	938	1,132	—
Multi-family and commercial	2,766	2,981	—	3,605	4,283	—
Total real estate mortgages	3,310	3,610	—	4,543	5,415	—
Real estate construction:
One-to-four family residential	6,255	9,773	—	15,251	23,133	—
Total real estate construction	6,255	9,773	—	15,251	23,133	—
Consumer:
Direct	118	269	—	583	1,017	—
Total consumer	118	269	—	583	1,017	—
Total with no related allowance recorded	$12,241	$16,688	$—	$24,114	$33,796	$—
With an allowance recorded:
Commercial	$5,696	$5,711	$1,578	$6,237	$6,237	$1,468
Real estate mortgages:
One-to-four family residential	728	728	81	524	524	53
Multi-family and commercial	8,574	8,960	1,477	6,290	6,657	1,101
Total real estate mortgages	9,302	9,688	1,558	6,814	7,181	1,154
Real estate construction:
One-to-four family residential	5,010	5,010	1,182	4,094	4,112	855
Multi-family and commercial	248	248	44	262	262	26
Total real estate construction	5,258	5,258	1,226	4,356	4,374	881
Consumer:
Direct	321	322	44	333	333	52
Total consumer	321	322	44	333	333	52
Total with an allowance recorded	20,577	20,979	4,406	17,740	18,125	3,555
Total impaired non-covered loans	$32,818	$37,667	$4,406	$41,854	$51,921	$3,555

The average recorded investment in non-covered impaired loans for the years ended December 31, 2013, 2012 and 2011 was $37.3 million, $45.2 million and $47.2 million, respectively. Interest income recognized on non-covered impaired loans was $438 thousand, $605 thousand and $375 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.  Additional interest income of $151 thousand, $599 thousand and $1.7 million would have been recognized had the non-covered impaired loans accrued interest, in accordance with their original terms, for the years ended December 31, 2013, 2012 and 2011, respectively.

Troubled Debt Restructurings

A troubled debt restructured loan is classified as a restructuring when the Company grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date(s) or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are considered impaired as the Company will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement.

Troubled debt restructurings were as follows:

(dollars in thousands)	December 31, 2013			December 31, 2012
	Accrual status	Nonaccrual status	Total modifications	Accrual status	Nonaccrual status	Total modifications
Troubled debt restructurings:
Commercial	$6,077	$506	$6,583	$7,008	$1,160	$8,168
Real estate mortgages:
One-to-four family residential	765	320	1,085	573	340	913
Multi-family and commercial	10,457	843	11,300	7,993	1,823	9,816
Total real estate mortgage	11,222	1,163	12,385	8,566	2,163	10,729
Real estate construction:
One-to-four family residential	6,540	4,664	11,204	10,135	9,013	19,148
Multi-family and commercial	248	—	248	262	—	262
Total real estate construction	6,788	4,664	11,452	10,397	9,013	19,410
Consumer:
Direct	322	32	354	332	20	352
Total consumer	322	32	354	332	20	352
Total restructured loans	$24,409	$6,365	$30,774	$26,303	$12,356	$38,659

The Company’s policy is that loans placed on nonaccrual will typically remain on nonaccrual status until all principal and interest payments are brought current and the prospect for future payment in accordance with the loan agreement appear relatively certain.  The Company’s policy generally refers to six months of payment performance as sufficient to warrant a return to accrual status.

Troubled Debt Restructurings Modification Terms

The Company offers a variety of modifications to borrowers. In restructuring a loan with a borrower, the Company normally employs several types of modifications terms. The modification terms offered by the Company are as follows:

Rate Modification: A modification in which the interest rate is changed.

Term Modification: A modification in which the maturity date, the timing of payments, or frequency of payments is changed.

Interest Only Modification: A modification in which the loan is converted to interest only payments for a period of time.

Payment Modification: A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination Modification: Any other type of modification, including the use of multiple terms above.

The following tables present loans restructured for the years ended December 31, 2013 and 2012. During the periods presented, all modification terms were a combination of terms employed by the Company.

(dollars in thousands)	For the Year Ended December 31, 2013
	Number of contracts	Pre-modification recorded investment	Post-modification recorded investment
Troubled debt restructurings:
Commercial	2	$107	$106
Real estate mortgages:
One-to-four family residential	1	213	213
Multi-family and commercial	7	3,266	3,266
Total real estate mortgage	8	3,479	3,479
Real estate construction:
One-to-four family residential	2	175	85
Total real estate construction	2	175	85
Consumer:
Direct	1	23	20
Total consumer	1	23	20
Total restructured loans	13	$3,784	$3,690

(dollars in thousands)	For the Year Ended December 31, 2012
	Number of contracts	Pre-modification recorded investment	Post-modification recorded investment
Troubled debt restructurings:
Commercial	18	$4,812	$4,403
Real estate mortgages:
One-to-four family residential	3	565	561
Multi-family and commercial	2	701	694
Total real estate mortgage	5	1,266	1,255
Real estate construction:
One-to-four family residential	2	1,064	933
Multi-family and commercial	1	262	262
Total real estate construction	3	1,326	1,195
Total restructured loans	26	$7,404	$6,853

There were no loans modified as troubled debt restructurings, within the previous twelve months, for which there was a payment default for the year ended December 31, 2013. For the year ended December 31, 2012, there was a $557 thousand commercial loan and a $37 thousand real estate mortgage multi-family and commercial loan that had been restructured within the previous twelve months that subsequently defaulted.

Non-Covered Nonaccrual Loans and Loans Past Due

The following table summarizes non-covered nonaccrual loans and past due loans, by class:

(dollars in thousands)	December 31, 2013
	30 - 59 Days past due	60 - 89 Days past due	Greater than 90 days and accruing	Total past due	Nonaccrual	Current	Total non-covered loans
Commercial	$449	$51	$—	$500	$2,176	$177,238	$179,914
Real estate mortgages:
One-to-four family residential	—	211	—	211	507	41,093	41,811
Multi-family and commercial	939	—	—	939	883	445,515	447,337
Total real estate mortgages	939	211	—	1,150	1,390	486,608	489,148
Real estate construction:
One-to-four family residential	59	—	—	59	4,725	29,144	33,928
Multi-family and commercial	—	—	—	—	—	22,320	22,320
Total real estate construction	59	—	—	59	4,725	51,464	56,248
Consumer:
Indirect	798	101		899	—	79,001	79,900
Direct	565	5	—	570	118	81,085	81,773
Total consumer	1,363	106	—	1,469	118	160,086	161,673
Total	$2,810	$368	$—	$3,178	$8,409	$875,396	886,983
Deferred loan costs, net							1,703
Total non-covered loans							$888,686

(dollars in thousands)	December 31, 2012
	30 - 59 Days past due	60 - 89 Days past due	Greater than 90 days and accruing	Total past due	Nonaccrual	Current	Total non-covered loans
Commercial	$232	$373	$—	$605	$2,966	$158,910	$162,481
Real estate mortgages:
One-to-four family residential	—	—	—	—	889	35,984	36,873
Multi-family and commercial	—	—	—	—	1,903	413,851	415,754
Total real estate mortgages	—	—	—	—	2,792	449,835	452,627
Real estate construction:
One-to-four family residential	—	63	—	63	9,210	37,199	46,472
Multi-family and commercial	—	—	—	—	—	34,926	34,926
Total real estate construction	—	63	—	63	9,210	72,125	81,398
Consumer:
Indirect	966	112	—	1,078	—	76,518	77,596
Direct	469	415	—	884	583	75,827	77,294
Total consumer	1,435	527	—	1,962	583	152,345	154,890
Total	$1,667	$963	$—	$2,630	$15,551	$833,215	851,396
Deferred loan costs, net							1,738
Total non-covered loans							$853,134

Non-Covered Credit Quality Indicators

The Company’s internal risk rating methodology assigns risk ratings from 1 to 9, where a higher rating represents higher risk.  The nine risk ratings can be generally described by the following groups:

Pass/Watch: Pass/watch loans, risk rated 1 through 5, range from minimal credit risk to lower than average, but still acceptable, credit risk.

Special Mention:  Special mention loans, risk rated 6, are loans that present certain potential weaknesses that require management’s attention.  Those weaknesses, if left uncorrected, may result in deterioration of the borrower’s repayment ability or the Company’s credit position in the future.

Substandard:  Substandard loans, risk rated 7, are inadequately protected by the current worth and paying capacity of the borrower or of the collateral pledged, if any.  There are well-defined weaknesses that may jeopardize the repayment of debt.  Such weaknesses include deteriorated financial condition of the borrower resulting from insufficient income, excessive expenses or other factors that result in inadequate cash flows to meet all scheduled obligations.

Doubtful/Loss:  Doubtful/loss loans are risk rated 8 and 9.  Loans assigned as doubtful have all the weaknesses inherent with substandard loans, with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions and values, highly questionable.  The possibility of loss is high, but because of certain important and reasonably specific pending factors that may work to the advantage of, and strengthen the credit, its classification as an estimated loss is deferred until a more exact status may be determined.  The Company charges off loans that would otherwise be classified loss.

The following table summarizes our internal risk rating, by class:

(dollars in thousands)	December 31, 2013
	Pass/Watch	Special mention	Substandard	Doubtful/Loss	Total
Commercial	$158,571	$6,340	$15,003	$—	$179,914
Real estate mortgages:
One-to-four family residential	37,720	30	4,061	—	41,811
Multi-family and commercial	387,392	29,540	30,405	—	447,337
Total real estate mortgages	425,112	29,570	34,466	—	489,148
Real estate construction:
One-to-four family residential	21,173	3,162	9,593	—	33,928
Multi-family and commercial	20,224	—	2,096	—	22,320
Total real estate construction	41,397	3,162	11,689	—	56,248
Consumer:
Indirect	78,661	11	1,228	—	79,900
Direct	76,501	1,509	3,763	—	81,773
Total consumer	155,162	1,520	4,991	—	161,673
Total	$780,242	$40,592	$66,149	$—	886,983
Deferred loan costs, net					1,703
					$888,686

(dollars in thousands)	December 31, 2012
	Pass/Watch	Special mention	Substandard	Doubtful/Loss	Total
Commercial	$140,809	$4,412	$17,260	$—	$162,481
Real estate mortgages:
One-to-four family residential	31,511	1,139	4,223	—	36,873
Multi-family and commercial	363,408	26,287	26,059	—	415,754
Total real estate mortgages	394,919	27,426	30,282	—	452,627
Real estate construction:
One-to-four family residential	25,389	776	20,307	—	46,472
Multi-family and commercial	32,166	472	2,288	—	34,926
Total real estate construction	57,555	1,248	22,595	—	81,398
Consumer:
Indirect	76,076	16	1,504	—	77,596
Direct	71,176	450	5,668	—	77,294
Total consumer	147,252	466	7,172	—	154,890
Total	$740,535	$33,552	$77,309	$—	851,396
Deferred loan costs, net					1,738
					$853,134

(7) Covered Assets and FDIC Indemnification Asset

(a) Covered Loans: Loans acquired in an FDIC-assisted acquisition that are subject to a loss share agreement are referred to as “covered loans” and reported separately in the Consolidated Statements of Financial Condition.  Covered loans are reported exclusive of the expected cash flow reimbursements from the FDIC.

The following table presents the major types of covered loans. The classification of covered loan balances presented is reported in accordance with the regulatory reporting requirements.

(dollars in thousands)	December 31, 2013
	City Bank	North County Bank	Total
Commercial	$8,670	$8,615	$17,285
Real estate mortgages:
One-to-four family residential	2,630	8,339	10,969
Multi-family residential and commercial	79,338	42,734	122,072
Total real estate mortgages	81,968	51,073	133,041
Real estate construction:
One-to-four family residential	—	1,327	1,327
Multi-family and commercial	5,223	4,020	9,243
Total real estate construction	5,223	5,347	10,570
Consumer - direct	2,043	4,753	6,796
Subtotal	97,904	69,788	167,692
Fair value discount	(7,172)	(8,565)	(15,737)
Total covered loans	90,732	61,223	151,955
Allowance for loan losses	(13,026)	(1,596)	(14,622)
Total covered loans, net	$77,706	$59,627	$137,333

(dollars in thousands)	December 31, 2012
	City Bank	North County Bank	Total
Commercial	$13,863	$15,148	$29,011
Real estate mortgages:
One-to-four family residential	3,783	10,412	14,195
Multi-family residential and commercial	132,280	52,303	184,583
Total real estate mortgages	136,063	62,715	198,778
Real estate construction:
One-to-four family residential	4,764	3,000	7,764
Multi-family and commercial	12,369	6,374	18,743
Total real estate construction	17,133	9,374	26,507
Consumer - direct	2,698	7,521	10,219
Subtotal	169,757	94,758	264,515
Fair value discount	(28,980)	(18,196)	(47,176)
Total covered loans	140,777	76,562	217,339
Allowance for loan losses	(2,727)	(525)	(3,252)
Total covered loans, net	$138,050	$76,037	$214,087

The following table presents the changes in the accretable yield for each respective acquired loan portfolio:

(dollars in thousands)	For the Year Ended December 31,
	2013		2012
	City Bank	North County Bank	City Bank	North County Bank
Balance, beginning of period	$49,168	$19,567	$78,004	$29,574
Accretion to interest income	(13,315)	(10,133)	(21,282)	(14,905)
Disposals	(13,985)	(3,487)	(8,866)	(6,546)
Reclassification (to) from nonaccretable difference	(3,364)	6,937	1,312	11,444
Balance, end of period	$18,504	$12,884	$49,168	$19,567

(b) Covered Other Real Estate Owned: All OREO acquired in FDIC-assisted acquisitions that are subject to an FDIC loss share agreement are referred to as “covered OREO” and reported separately in the Consolidated Statements of Financial Condition.  Covered OREO is reported exclusive of expected reimbursed cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the lower of the loan’s appraised value, less selling costs, or the carrying value.

The following tables summarize the activity related to covered OREO:

(dollars in thousands)	For the Year Ended December 31, 2013
	City Bank	North County Bank	Total
Balance, beginning of period	$7,399	$6,061	$13,460
Additions to covered OREO	10,065	2,448	12,513
Dispositions of covered OREO, net	(12,321)	(5,639)	(17,960)
Valuation adjustments	(1,145)	(888)	(2,033)
Balance, end of period	$3,998	$1,982	$5,980

(dollars in thousands)	For the Year Ended December 31, 2012
	City Bank	North County Bank	Total
Balance, beginning of period	$19,341	$7,281	$26,622
Additions to covered OREO	2,515	7,201	9,716
Dispositions of covered OREO, net	(11,991)	(7,183)	(19,174)
Valuation adjustments	(2,466)	(1,238)	(3,704)
Balance, end of period	$7,399	$6,061	$13,460

(c) FDIC Indemnification Asset:

The following table summarizes the activity related to the FDIC indemnification asset:

(dollars in thousands)	For the Year December 31, 2013
	City Bank	North County Bank	Total
Balance, beginning of period	$20,390	$14,181	$34,571
Change in FDIC indemnification asset	5,331	404	5,735
Reduction due to loans paid in full	(7,179)	(2,146)	(9,325)
Transfers due from FDIC	(7,674)	(8,771)	(16,445)
Balance, end of period	$10,868	$3,668	$14,536

(dollars in thousands)	For the Year Ended December 31, 2012
	City Bank	North County Bank	Total
Balance, beginning of period	$43,235	$22,351	$65,586
Change in FDIC indemnification asset	(8,704)	(422)	(9,126)
Reduction due to loans paid in full	(2,987)	(2,597)	(5,584)
Transfers due from FDIC	(11,154)	(5,151)	(16,305)
Balance, end of period	$20,390	$14,181	$34,571

(8) Premises and Equipment

Premises and equipment consisted of the following:

	December 31,
(dollars in thousands)	2013	2012
Land and buildings	$36,207	$35,892
Furniture and equipment	14,322	13,477
Land improvements	3,580	3,561
Computer software	3,706	3,689
Construction in progress	134	600
Subtotal	57,949	57,219
Less: accumulated depreciation	(22,911)	(20,468)
Total	$35,038	$36,751

Depreciation expense on premises and equipment totaled $2.6 million, $2.4 million and $2.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(9) Goodwill and Other Intangible Assets

The following table summarizes the changes in the Company’s goodwill and other intangible assets:

(dollars in thousands)		Other intangible assets
	Goodwill	Gross	Accumulated amortization	Net
Balance, December 31, 2010	$4,490	$3,343	$(672)	$2,671
Amortization	—	—	(622)	(622)
Balance, December 31, 2011	4,490	3,343	(1,294)	2,049
Amortization	—	—	(512)	(512)
Balance, December 31, 2012	4,490	3,343	(1,806)	1,537
Amortization	—	—	(439)	(439)
Balance, December 31, 2013	$4,490	$3,343	$(2,245)	$1,098

Goodwill relates to the 2010 City Bank acquisition and represents the excess of the total purchase price paid over the fair values of the assets acquired, net of the fair values of liabilities assumed.

The other intangible assets relate to the 2010 City Bank and North County Bank acquisitions and represent core deposits.  The values of the core deposit intangible assets were determined by an analysis of the cost differential between the core deposits and alternative funding sources.  Intangible assets with definite useful lives are amortized to their estimated residual values over their respective estimated useful lives, and are also reviewed for impairment. The Company is amortizing its other intangible assets related to the City Bank and North County Bank acquisitions on an accelerated basis over an estimated nine year life and two year life, respectively. No impairment losses separate from the scheduled amortization have been recognized in the periods presented.

The Company conducted its annual evaluation of goodwill for impairment at December 31, 2013 and 2012.  At both dates, in the first step of the goodwill impairment test, the Company determined that the fair value of the Company exceeded its carrying amount; therefore, no impairment was recognized.  The significant assumptions and methodology utilized to test for goodwill impairment as of December 31, 2013 were consistent with those used at December 31, 2012.

The following table presents the expected amortization expense for other intangible assets:

(dollars in thousands)	Year	Expected amortization
	2014	$366
	2015	293
	2016	220
	2017	146
	2018	73
	Thereafter	—
		$1,098

(10) Non-Covered Other Real Estate Owned

The following table presents the changes in non-covered other real estate owned for the years ended December 31:

(dollars in thousands)
	2013	2012
Balance, beginning of period	$3,023	$1,976
Additions to OREO	3,826	4,612
Capitalized improvements	241	—
Dispositions of OREO, net	(2,700)	(2,721)
Valuation adjustments	(1,323)	(844)
Balance, end of period	$3,067	$3,023

(11) Deposits

The following table presents the major types of deposits at December 31:

(dollars in thousands)	2013	2012
Noninterest-bearing demand	$265,412	$261,310
NOW accounts	370,244	345,599
Money market	347,670	295,441
Savings	124,516	112,725
Time deposits	359,650	447,898
Total	$1,467,492	$1,462,973

The following table presents the scheduled maturities of time deposits:

(dollars in thousands)	December 31, 2013
	Less than 1 year	1 - 2 years	2 - 3 years	3 - 4 years	4 - 5 years	Over 5 years	Total
Time deposits of $100,000 or more	$109,459	$32,900	$6,345	$5,256	$2,582	$—	$156,542
All other time deposits	154,362	37,050	4,904	3,519	3,273	—	203,108
Total	$263,821	$69,950	$11,249	$8,775	$5,855	$—	$359,650

(12) Federal Home Loan Bank Borrowings and Federal Funds Purchased

A credit line has been established by the FHLB for the Bank. At December 31, 2013, the line of credit available to the Bank was $201.2 million. The Bank may borrow from the FHLB in amounts up to 20% of its total assets, subject to certain restrictions and collateral, with interest payable at the then stated rate. Advances on the line are collateralized by securities pledged and held in safekeeping by the FHLB, as well as supported by eligible real estate loans.  As of December 31, 2013, collateral consisted almost entirely of eligible real estate loans in the amount of $365.4 million.

The Company also uses lines of credit at correspondent banks to purchase federal funds for short-term funding. There were no outstanding borrowings at December 31, 2013 and 2012.  Available borrowings under these lines of credit totaled $45.0 million at December 31, 2013.

(dollars in thousands)	December 31,
	2013	2012
Year to date average balance	$—	$61
Maximum amount outstanding at any month end	—	—
Weighted average interest rate on amount outstanding at year end	—	—

(13) Trust Preferred Securities and Junior Subordinated Debentures

Washington Banking Capital Trust I, a statutory business trust, was a wholly-owned subsidiary of the Company created for the exclusive purposes of issuing and selling capital securities and utilizing sale proceeds to acquire junior subordinated debt issued by the Company. On June 27, 2002, the Trust issued $15.0 million of trust preferred securities with a 30-year maturity, callable after the fifth year by the Company. On June 29, 2007, the Company called the $15.0 million of trust preferred securities issued. The Trust was subsequently closed.

Washington Banking Master Trust, a statutory business trust, is a wholly-owned subsidiary of the Company created for the exclusive purposes of issuing and selling capital securities and utilizing sale proceeds to acquire junior subordinated debt issued by the Company. During the second quarter of 2007, the Master Trust issued $25.0 million of trust preferred securities with a 30-year maturity, callable after the fifth year by the Company. The trust preferred securities have a quarterly adjustable rate based upon the London Interbank Offered Rate (“LIBOR”) plus 1.56%. On December 31, 2013, the rate was 1.81%.

The junior subordinated debentures are the sole assets of the Master Trust, and payments under the junior subordinated debentures are the sole revenues of the Trust. All of the common securities of the Master Trust are owned by the Company. Washington Banking Company has fully and unconditionally guaranteed the capital securities along with all obligations of the Master Trust under the trust agreements.

(14) Income Taxes

The following table presents the components of income tax expense attributable to continuing operations included in the consolidated statements of income:

(dollars in thousands)	December 31,
	2013	2012	2011
Current tax expense	$4,369	$11,054	$4,692
Deferred tax expense (benefit)	2,503	(3,198)	2,419
Total	$6,872	$7,856	$7,111
Reconciliation between the statutory federal income tax rate and the effective tax rate is as follows:

(dollars in thousands)	December 31,
	2013		2012		2011
Income tax expense at federal statutory rate	$7,479	35.0%	$8,645	35.0%	$8,072	35.0%
Federal tax credits	—	—%	(480)	(1.9)%	(480)	(2.1)%
Interest income on tax-exempt securities	(588)	(2.7)%	(512)	(2.1)%	(471)	(2.0)%
Other	(19)	(0.1)%	203	0.8%	(10)	(0.1)%
Total	$6,872	32.2%	$7,856	31.8%	$7,111	30.8%

Federal tax credits are related to the New Markets Tax Credit program, whereby a subsidiary of the Bank was awarded $3.1 million in future Federal tax credits which were available through 2012. Tax benefits related to these credits were recognized for financial reporting purposes in the same periods that the credits were recognized in the Company’s income tax returns. The Company believes that it has complied with the various regulatory provisions of the New Markets Tax Credit program for all years presented, and therefore has reflected the impact of these credits in its estimated annual effective tax rate for all years presented.

The following table presents major components of the net deferred income tax asset resulting from differences between financial reporting and tax basis:

(dollars in thousands)	December 31,
	2013	2012
Deferred tax assets:
Covered assets	$3,410	$19,877
Allowance for loan losses	11,100	7,139
Fair value adjustment of investment securities available for sale	2,799	—
Deferred compensation	535	473
Other	1,199	848
Total deferred tax assets	$19,043	$28,337
Deferred tax liabilities:
FDIC indemnification asset	$6,190	$13,943
Deferred loan fees	1,600	1,518
Premises and equipment	590	629
FHLB stock dividend	144	152
Investment in partnership	1,092	1,092
Prepaid expenses	295	217
Fair value adjustment of investment securities available for sale	—	2,531
Purchase accounting	4,277	6,451
Other	278	54
Total deferred tax liabilities	14,466	26,587
Deferred tax assets (liabilities), net	$4,577	$1,750

There was no valuation allowance for deferred tax assets as of December 31, 2013 or 2012. The Company has determined that it is not required to establish a valuation allowance for the deferred tax assets as management believes it is more likely than not that the deferred tax asset will be realized in the normal course of business.

(15) Earnings per Common Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if certain shares issuable upon exercise of options and non-vested restricted stock were included.

The following table reconciles the numerators and denominators of the basic and diluted earnings per common share computations:

(dollars in thousands)	December 31,
	2013	2012	2011
Income available to common shareholders	$14,496	$16,844	$14,868
Weighted average number of common shares, basic	15,495,000	15,422,000	15,329,000
Effect of dilutive stock awards	56,000	33,000	64,000
Weighted average number of common shares, diluted	15,551,000	15,455,000	15,393,000
Earnings per common share
Basic	$0.94	$1.09	$0.97
Diluted	$0.93	$1.09	$0.97
Antidulitive stock awards excluded from the
computation of diluted earnings per common share (in shares)	25,000	45,000	53,000

(16) Employee Benefit Plans

(a) 401(k) and Profit Sharing Plan: During 1993, the Board of Directors approved a defined contribution plan (“the Plan”). The Plan covers substantially all full-time employees and many part-time employees once they meet the age and length of service requirements. The Plan allows for a voluntary salary reduction, under which eligible employees are permitted to defer a portion of their salaries, with the Company contributing a percentage of the employee’s contribution to the employee’s account. Employees are fully vested in their elected and employer-matching contributions at all times.   At the discretion of the Board of Directors, an annual profit sharing contribution may be made to eligible employees. Profit sharing contributions vest over a six-year period.

The Company’s contributions for the years ended December 31, 2013, 2012 and 2011; under the employee matching feature of the plan, were $428 thousand, $431 thousand and $372 thousand, respectively. This represents a match of the participating employees’ salary deferral of 50% of the first 6% of the compensation deferred for 2013, 2012 and 2011. There were no contributions under the profit sharing portion of the plan for the years presented.

(b) Deferred Compensation Plan: In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation. The following is a summary of the principal provisions of the Compensation Plan:

Purpose: The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries.  The Comp Plan is intended to be an unfunded deferred compensation agreement.  Participation in the Comp Plan is voluntary.

Source of Benefits: Benefits under the Comp Plan are payable solely by the Bank.  To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle.  These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency.  Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits. Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan.

At December 31, 2013 and 2012, liabilities recorded in connection with deferred compensation plan benefits totaled $781 thousand and $833 thousand, respectively, and are recorded in other liabilities.

(c) Bank Owned Life Insurance: During the second quarters of 2004 and 2007, the Bank made $10.0 million and $5.0 million investments, respectively, in BOLI. These policies insure the lives of officers of the Bank, and name the Bank as beneficiary. Noninterest income is generated tax-free (subject to certain limitation) from the increase in the policies' underlying investments made by the insurance company.

(17) Stock-Based Compensation

The Company adopted the 2005 Stock Incentive Plan (“2005 Plan”) following stockholders’ approval at the 2005 Annual Meeting of Stockholders. Subsequent to the adoption of the 2005 Plan, no additional grants may be issued under the prior plans.

The 2005 Plan provides grants of up to 833,333 shares, which includes any remaining shares subject to stock awards under the prior plans for future awards, or which have been forfeited, cancelled or expire. Grants from the 2005 Plan may take any of the following forms: incentive stock options, nonqualified stock options, restricted stock, restricted units, performance shares, performance units, stock appreciation rights or dividend equivalent rights. As of December 31, 2013, the Company had 361,219 shares available for grant.

(a) Stock Options:  Under the terms of the 2005 Plan, the exercise price of each incentive stock option must be greater than or equal to the market price of the Company’s stock on the date of the grant. The plan further provides that no incentive stock option granted to a single grantee may exceed $100 thousand in aggregate fair market value in a single calendar year. Stock options vest over a period of no greater than five years from the date of grant. Additionally, the right to exercise the option terminates ten years from the date of grant.

The following table summarizes information on stock option activity during 2013:

	Shares	Weighted average exercise price per share	Weighted average remaining contractual terms (in years)	Total intrinsic value (in thousands)
Outstanding, January 1, 2013	107,845	$11.58
Granted	—	—
Exercised	(10,715)	11.60		$46
Forfeited, expired or cancelled	(1,763)	15.98
Outstanding, December 31, 2013	95,367	$11.50	3.74	$594
Exercisable at December 31, 2013	95,367	$11.50	3.74	$594

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (i.e., the difference between the Company’s closing stock price on December 31, 2013, and the exercise price, times the number of shares) that would have been received by the option holders had all the option holders exercised their options on December 31, 2013.  This amount changes based upon the fair market value of the Company’s stock. The total intrinsic value of options exercised for the years ended December 31, 2013, 2012 and 2011 was $46 thousand, $238 thousand and $191 thousand, respectively.

The Company recognizes compensation expense for stock option grants on a straight-line basis over the requisite service period of the grant.  No stock-based compensation expense was recognized for the year ended December 31, 2013.  The Company recognized $8 thousand and $86 thousand in stock-based compensation expense, as a component of salaries and benefits, for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2013, there was no remaining unrecognized compensation costs related to nonvested stock option grants.

(b) Restricted Stock Awards: The Company grants restricted stock periodically for the benefit of employees.  Recipients of restricted stock do not pay any cash consideration to the Company for the shares and receive all dividends with respect to such shares, whether or not the shares have vested. Restrictions are based on continuous service requirements with the Company.

At December 31, 2013 and 2012, there were no restricted stock awards outstanding.  The total intrinsic value of restricted stock vested for the year ended December 31, 2011 was $16 thousand.

For the years ended December 31, 2013 and 2012, the Company did not recognize any restricted stock compensation expense as a component of salaries and benefits, compared to $8 thousand for the year ended December 31, 2011.

(c) Restricted Stock Units: The Company grants restricted stock units (“RSU”) periodically for the benefit of employees and directors. Recipients of RSUs receive shares of the Company’s stock upon the lapse of their related restrictions and do not pay any cash consideration to the Company for the shares.  Restrictions are based on continuous service.

The following table summarizes information on RSU activity during 2013:

	Shares	Weighted average fair value per share	Weighted average remaining contractual terms (in years)
Outstanding, January 1, 2013	99,811	$13.16
Granted	81,300	13.91
Vested	(47,605)	13.16
Forfeited, expired or cancelled	(6,197)	13.53
Outstanding, December 31, 2013	127,309	$13.62	1.83

For the year ended December 31, 2013, 2012 and 2011, the Company recognized $878 thousand, $803 thousand and $529 thousand in RSU compensation expense, respectively, as a component of salaries and benefits.  As of December 31, 2013, there was $1.1 million of total unrecognized compensation costs related to nonvested RSUs which is expected to be recognized over a weighted-average period of 1.7 years.

(18) Shareholders' Equity

(a) Preferred Stock: On January 16, 2009, in exchange for an aggregate purchase price of $26.4 million, the Company issued and sold to the United States Department of the Treasury pursuant to the Trouble Asset Relief Program Capital Purchase Program (“TARP”) the following: (i) 26,380 shares of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, and liquidation preference of $1,000 per share ($26.4 million liquidation preference in the aggregate) and (ii) a warrant to purchase up to 492,164 shares of the Company’s common stock, no par value per share, at an exercise price of $8.04 per share, subject to certain anti-dilution and other adjustments. As described below, the number of shares of common stock subject to the Warrant was reduced pursuant to the terms of the Warrant. The Warrant was exercisable for up to ten years after it is issued.

In connection with the issuance and sale of the Company’s securities, the Company entered into a Letter Agreement including the Securities Purchase Agreement-Standard Terms, dated January 16, 2009, with the United States Department of the Treasury (the “Agreement”). The Agreement contained limitations on the payment of quarterly cash dividends on the Company’s common stock in excess of $0.065 per share and on the Company’s ability to repurchase its common stock. The Agreement also granted the holders of the Series A Preferred Stock, the Warrant and the common stock to be issued under the Warrant registration rights, and subjected the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008, as amended. Participants in the TARP Capital Purchase Program are required to have in place limitations on the compensation of Senior Executive Officers and other highly compensated employees.

The Company paid cumulative dividends at a rate of 5% per annum on the Series A Preferred Stock, which would have increased to 9% per annum after the first five years, in each case, applied to the $1,000 per share liquidation preference, but only paid when, as and if declared by the Company’s Board of Directors out of funds legally available. The Series A Preferred Stock had no maturity date and ranked senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

In February 2009, following passage of the American Recovery and Reinvestment Act of 2009, the program terms were changed and the Company was no longer required to conduct a qualified equity offering prior to retirement of the preferred stock, however prior approval of the Company's primary regulator was required.

The preferred stock was not subject to any contractual restrictions on transfer. The holders of the preferred stock had no general voting rights, only limited class voting rights including, authorization or issuance of shares ranking senior to the preferred stock, any amendment to the rights of the preferred stock, or any merger, exchange or similar transaction which would adversely affect the rights of the preferred stock. If dividends on the preferred stock were not paid in full for six dividend periods, whether or not consecutive, the preferred stock holders would have the right to elect two directors until dividends had been paid for four consecutive dividend periods. The preferred stock was not subject to sinking fund requirements and had no participation rights.

On January 13, 2009, the Company’s shareholders approved an amendment to the Company’s Restated Articles of Incorporation setting the specific terms and conditions of the preferred stock and designating such shares as the Series A Preferred Stock. The amendment was filed with the Secretary of State of the State of Washington on January 13, 2009.

In accordance with the relevant accounting pronouncements and a letter from the SEC’s Office of the Chief Accountant, the Company recorded the preferred stock and detachable warrants within Shareholders’ Equity on the Consolidated Balance Sheets. The preferred stock and detachable warrants were initially recognized based on their relative fair values at the date of issuance. As a result, the preferred stock’s carrying value is at a discount to the liquidation value or stated value. The discount is considered an unstated dividend cost that shall be amortized over the period preceding commencement of the perpetual dividend using the effective interest method, by charging the imputed dividend cost against retained earnings and increasing the carrying amount of the preferred stock by a corresponding amount. The discount was  being amortized over five years using a 6.52% effective interest rate. The total stated dividends (whether or not declared) and unstated dividend cost combined represents a period’s total preferred stock dividend, which is deducted from net income to arrive at net income available to common shareholders on the Consolidated Statements of Income.

On January 12, 2011, the Company redeemed all 26,380 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, originally issued in January 2009 to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program.  The Company paid a total of $26.6 million to the Treasury, consisting of $26.4 million in principal and $209 thousand in accrued and unpaid dividends. The Company's redemption of the shares is not subject to additional conditions.  At December 31, 2010, the preferred stock had a carrying value of $25.3 million (net of a $1 million unaccreted discount) on the Company's statement of financial condition. The Company accelerated the accretion of the remaining discount in the first quarter of 2011, reducing net income available to common shareholders by $1 million.

(b) Stock Warrants:  On January 16, 2009, in connection with the issuance of the preferred stock, the Company issued a warrant to the U.S. Treasury to purchase up to 492,164 shares of the Company’s common stock, no par value per share, at an exercise price of $8.04 per share, subject to certain customary anti-dilution and other adjustments. The warrants issued were immediately exercisable, in whole or in part, and had a ten year term. The warrants were not subject to any other contractual restrictions on transfer. The Company granted the warrant holder piggyback registration rights for the warrants and the common stock underlying the warrants and agreed to take such other steps as reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The holders of the warrants were not entitled to any common stockholder rights. The U.S. Treasury agreed not to exercise voting power with respect to any shares of common stock of the Company issued to it upon exercise of the warrants.

The preferred stock and detachable warrants were initially recognized based on their relative fair values at the date of issuance.  As a result, the value allocated to the warrants was different than the estimated fair value of the warrants as of the grant date. The following assumptions were used to determine the fair value of the warrants as of the grant date:

Dividend yield	5.00%
Expected life (years)	10
Expected volatility	49.56%
Risk-free rate	2.80%
Fair value per warrant at grant date	$3.27
Relative fair value per warrant at grant date	$3.49

On March 2, 2011, the Company completed the repurchase of Warrant to Purchase Common Stock issued to the U.S. Department of the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. The Company repurchased the Warrant for $1.6 million. The Warrant repurchase, together with the Company’s earlier redemption of the entire amount of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury, represents full repayment of all TARP obligations and cancellation of all equity interests in the Company held by the U.S. Treasury.

(19) Regulatory Capital Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about risk components, asset risk weighting and other factors.

Risk-based capital guidelines issued by the FDIC establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures for banks. The Bank’s Tier 1 capital is comprised primarily of common equity and excludes accumulate other comprehensive income. Total capital also includes a portion of the allowance for loan losses, as defined according to regulatory guidelines. In addition, under Washington State banking regulations, the Bank is limited as to the ability to declare or pay dividends to the Company up to the amount of the Bank’s retained earnings then on hand. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined in the regulations). As of December 31, 2013, the Company and Bank met the minimum capital requirements to which it is subject and is considered to be “well-capitalized.”

The following tables describe the Company’s and Bank’s regulatory capital and threshold requirements:

	Actual		For capital adequacy purposes		To be well-capitalized under prompt corrective action provisions
December 31, 2013	Amount	Ratio	Amount	Minimum ratio	Amount	Minimum ratio
Total risk-based capital ratio
Company (consolidated)	$218,470	19.76%	$88,435	8.00%	N/A
Whidbey Island Bank	211,954	19.20%	88,330	8.00%	110,413	10.00%
Tier 1 risk-based capital ratio
Company (consolidated)	204,431	18.49%	44,217	4.00%	N/A
Whidbey Island Bank	197,931	17.93%	44,165	4.00%	66,248	6.00%
Tier 1 leverage ratio
Company (consolidated)	204,431	12.41%	65,887	4.00%	N/A
Whidbey Island Bank	197,931	12.02%	65,855	4.00%	82,319	5.00%

	Actual		For capital adequacy purposes		To be well-capitalized under prompt corrective action provisions
December 31, 2012	Amount	Ratio	Amount	Minimum ratio	Amount	Minimum ratio
Total risk-based capital ratio
Company (consolidated)	$210,545	19.39%	$86,856	8.00%	N/A
Whidbey Island Bank	203,471	18.77%	86,715	8.00%	108,393	10.00%
Tier 1 risk-based capital ratio
Company (consolidated)	196,889	18.13%	43,428	4.00%	N/A
Whidbey Island Bank	189,837	17.51%	43,357	4.00%	65,036	6.00%
Tier 1 leverage ratio
Company (consolidated)	196,889	11.78%	66,858	4.00%	N/A
Whidbey Island Bank	189,837	11.36%	66,820	4.00%	83,525	5.00%

(20) Fair Value Measurements

(a) Fair Value Hierarchy and Fair Value Measurement: The Company groups its assets and liabilities that are recorded at fair value in three levels, based on the markets, if any, in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1:  Quoted prices for identical instruments in active markets.

Level 2:  Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:   Significant inputs to the valuation model are unobservable.

The following table presents the Company’s financial instruments measured at fair value on a recurring basis:

(dollars in thousands)	Fair Value at December 31, 2013
	Level 1	Level 2	Level 3	Total
U.S. government agencies	$—	$85,672	$—	$85,672
Residential pass-through securities	—	180,809	—	180,809
Taxable state and political subdivisions	—	2,468	—	2,468
Tax exempt state and political subdivisions	—	74,807	—	74,807
Corporate obligations	—	10,933	—	10,933
Agency-issued collateralized mortgage obligations	—	54,145	—	54,145
Asset-backed securities	—	21,816	—	21,816
Investments in mutual funds and other equities	1,892	—	—	1,892
Total	$1,892	$430,650	$—	$432,542

(dollars in thousands)	Fair Value at December 31, 2012
	Level 1	Level 2	Level 3	Total
U.S. government agencies	$—	$88,586	$—	$88,586
Residential pass-through securities	—	168,423	—	168,423
Taxable state and political subdivisions	—	5,312	—	5,312
Tax exempt state and political subdivisions	—	58,985	—	58,985
Corporate obligations	—	10,435	—	10,435
Agency-issued collateralized mortgage obligations	—	14,046	—	14,046
Asset-backed securities	—	25,188	—	25,188
Investments in mutual funds and other equities	1,993	—	—	1,993
Total	$1,993	$370,975	$—	$372,968

There were no transfers between Level 1, Level 2 and Level 3 during the years ended December 31, 2013 or 2012.

When available, the Company uses quoted market prices to determine the fair value of investment securities. These investments are included in Level 1. When quoted market prices are unobservable, the Company uses quotes from independent pricing vendors based on recent trading activity and other relevant information including market interest rate curves, referenced credit spreads and estimated prepayment rates where applicable. These investments are included in Level 2 and comprise the Company’s portfolio of U.S. agency securities, U.S. treasury securities, residential pass-through securities, municipal bonds and other corporate bonds.

Certain financial assets of the Company may be measured at fair value on a non-recurring basis. These assets are subject to fair value adjustments that result from application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following table presents the carrying value of financial instruments by level within the fair value hierarchy, for which a non-recurring change in fair value has been recorded:

(dollars in thousands)	Fair Value at December 31, 2013
	Level 1	Level 2	Level 3	Total	Total losses for the period
Non-covered impaired loans (1)	$—	$—	$28,412	$28,412	$(4,552)
Non-covered other real estate owned (2)	—	—	3,067	3,067	(1,323)
Covered other real estate owned (2)	—	—	5,980	5,980	(2,033)
Total	$—	$—	$37,459	$37,459	$(7,908)

(dollars in thousands)	Fair Value at December 31, 2012
	Level 1	Level 2	Level 3	Total	Total losses for the period
Non-covered impaired loans (1)	$—	$—	$38,299	$38,299	$(8,485)
Non-covered other real estate owned (2)	—	—	3,023	3,023	(844)
Covered other real estate owned (2)	—	—	13,460	13,460	(3,704)
Total	$—	$—	$54,782	$54,782	$(13,033)

(1) Represents carrying value and related specific valuation allowances, which are included in the allowance for loan losses.
(2) Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as non-covered other real estate owned and covered other real estate owned.

Following is a description of methods and assumptions used to estimate the fair value of each class of financial instrument for which a non-recurring change in fair value has been recorded:

Non-covered impaired loans: A loan is considered impaired when, based upon currently known information, it is deemed probable that the Company will be unable to collect all amounts due as scheduled according to the original terms of the agreement.  Non-covered impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, based on the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent.

The Company generally obtains appraisals for collateral dependent loans on an annual basis.  Depending on the loan, the Company may obtain appraisals more frequently than 12 months, particularly if the credit is deteriorating.  If the loan is performing and market conditions are stable, the Company may not obtain appraisals on an annual basis. This policy does not vary by loan type.

Impaired loans that are collateral dependent are reviewed quarterly.  The review involves a collateral valuation review, which also contemplates an assessment of whether the last appraisal is outdated.  Recent appraisals, adjustments to outdated appraisals, knowledgeable third party opinions of value and current market conditions are combined to determine whether a specific reserve and/or a loan charge-off is required.  Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  For the period ended December 31, 2013, one non-covered impaired loan totaling $105 thousand had an adjustment to the appraisal, based on unobservable inputs, of 30%.

In the rare case where an appraisal is not available, the Company consults with third party industry specific experts for estimates as well as relies upon the Company’s market knowledge and expertise.

Non-covered and covered other real estate owned: Non-covered and covered other real estate owned includes properties acquired through foreclosure. These properties are recorded at the lower of cost or estimated fair value, less estimated cost to sell, based on periodic evaluations.

The Company deducts 10% of the appraised value for selling costs on non-covered and covered other real estate owned.  If the property has been actively listed for sale for more than nine months and has had limited interest, the Company will typically reduce the fair value further based upon input from third party industry experts and knowledgeable management and may include adjustments for outdated appraisals (Level 3).

(b) Disclosures about Fair Value of Financial Instruments: The tables below are a summary of fair value estimates for financial instruments, excluding financial instruments recorded at fair value on a recurring and nonrecurring basis (summarized in the table above). The carrying amounts in the following table are recorded in the statement of financial condition under the indicated captions. The Company has excluded non-financial assets and non-financial liabilities such as Bank premises and equipment, deferred taxes and other liabilities.

(dollars in thousands)	December 31, 2013
		Fair value measurements using:
	Carrying value	Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$27,489	$27,489	$27,489	$—	$—
Interest-bearing deposits	103,869	103,869	103,869	—	—
Investment securities available for sale	432,542	432,542	1,892	430,650	—
FHLB stock	7,172	7,172	7,172	—	—
Loans held for sale	3,389	3,389	—	3,389	—
Non-covered loans	888,686	885,627	—	—	885,627
Covered loans	151,955	144,450	—	—	144,450
Bank owned life insurance	17,836	17,836	17,836	—	—
FDIC indemnification asset	14,536	16,833	—	—	16,833
Financial liabilities:
Deposits	1,467,492	1,471,214	1,107,842	363,372	—
Junior subordinated debentures	25,774	17,578	—	—	17,578

(dollars in thousands)	December 31, 2012
		Fair value measurements using:
	Carrying value	Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$32,145	$32,145	$32,145	$—	$—
Interest-bearing deposits	75,428	75,428	75,428	—	—
Investment securities available for sale	372,968	372,968	1,993	370,975	—
FHLB stock	7,441	7,441	7,441	—	—
Loans held for sale	18,043	18,043	—	18,043	—
Non-covered loans	853,134	858,660	—	—	858,660
Covered loans	217,339	234,396	—	—	234,396
Bank owned life insurance	17,704	17,704	17,704	—	—
FDIC indemnification asset	34,571	22,630	—	—	22,630
Financial liabilities:
Deposits	1,462,973	1,468,189	1,015,075	453,114	—
Junior subordinated debentures	25,774	12,155	—	—	12,155

Following is a description of methods and assumptions used to estimate the fair value of each class of financial instrument not recorded at fair value but required for disclosure purposes:

Cash and Cash Equivalents: The carrying value of cash and cash equivalent instruments approximates fair value.

Interest-bearing Deposits:  The carrying values of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-earning deposits are estimated using discounted cash flow analysis based on current rates for similar types of deposits.

Investment Securities: Fair values of investment securities are based on quoted market prices when available or through the use of alternative approaches, such as matrix or model pricing, or broker indicative bids, when market quotes are not readily accessible or available.

FHLB stock: The Bank’s investment in FHLB stock is carried at par value, which approximates its fair value.

Loans Held for Sale: The carrying value of loans held for sale approximates fair value.

Non-covered Loans:  The loan portfolio is composed of commercial, consumer, real estate construction and real estate loans.  The carrying value of variable rate loans approximates their fair value. The fair value of fixed rate loans is estimated by discounting the estimated future cash flows of loans, sorted by type and security, by the weighted average rate of such loans and rising rates currently offered by the Bank for similar loans.

Covered Loans: Covered loans are measured at estimated fair value on the date of acquisition. Subsequent to acquisition, the fair value of covered loans is measured using the same methodology as that of non-covered loans.

Bank Owned Life Insurance: Fair values of insurance policies owned are based on the insurance contract’s cash surrender value.

FDIC Indemnification Asset: The FDIC indemnification asset is calculated as the expected future cash flows under the loss share agreement discounted by a rate reflective of a U.S. government agency security.

Deposits: For deposits with no contractual maturity such as checking accounts, money market accounts and savings accounts, fair values approximate book values. The fair value of certificates of deposit are based on discounted cash flows using the difference between the actual deposit rate and an alternative cost of funds rate, currently offered by the Bank for similar types of deposits.

Trust Preferred Securities/Junior Subordinated Debentures: The fair value of trust preferred securities is estimated using discounted cash flow analysis based on current rates for similar types of debt.

Off-Balance Sheet Items: Commitments to extend credit represent the principal category of off-balance sheet financial instruments. The fair value of these commitments are not material since they are for relatively short periods of time and are subject to customary credit terms, which would not include terms that would expose the Company to significant gains or losses.

(21) Washington Banking Company Information
The summarized condensed financial statements for Washington Banking Company (parent company only) are presented in the following tables:

Condensed Balance Sheets

(dollars in thousands)	December 31,
	2013	2012
Assets
Cash and cash equivalents	$5,323	$5,327
Investment in subsidiaries	199,204	201,345
Other assets	1,284	1,747
Total assets	$205,811	$208,419
Liabilities
Junior subordinated debentures	$25,774	$25,774
Other liabilities	107	21
Total liabilities	25,881	25,795
Shareholders' Equity
Common stock	86,714	85,707
Retained earnings	98,431	92,234
Accumulated other comprehensive (loss) income, net	(5,215)	4,683
Total shareholders' equity	179,930	182,624
Total liabilities and shareholders' equity	$205,811	$208,419

Condensed Statements of Income

(dollars in thousands)	For the Year Ended December 31,
	2013	2012	2011
Interest income:
Interest on taxable investment securities	$14	$16	$15
Total interest income	14	16	15
Interest expense:
Junior subordinated debentures	478	532	489
Total interest expense	478	532	489
Noninterest expense	1,432	1,057	905
Loss before income tax benefit and undistributed earnings of subsidiaries	(1,896)	(1,573)	(1,379)
Income tax benefit	664	550	482
Loss before undistributed earnings of subsidiaries	(1,232)	(1,023)	(897)
Undistributed earnings of subsidiaries	6,878	8,967	11,949
Dividend income from Bank	8,850	8,900	4,900
Net income before preferred dividends	14,496	16,844	15,952
Preferred dividends	—	—	1,084
Net income available to common shareholders	$14,496	$16,844	$14,868

Condensed Statements of Cash Flows

(dollars in thousands)	For the Year Ended December 31,
	2013	2012	2011
Operating activities:
Net income	$14,496	$16,844	$15,952
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiaries	(6,878)	(8,967)	(11,949)
Net decrease (increase) in other assets	467	(524)	(490)
Net increase (decrease) in other liabilities	86	(3)	(168)
Cash flows provided by operating activities	8,171	7,350	3,345
Investing activities:
Investment in subsidiaries	—	—	31,382
Cash flows provided by investing activities	—	—	31,382
Financing activities:
Redemption of preferred stock	—	—	(26,380)
Repurchase of common stock warrant	—	—	(1,625)
Dividends paid on preferred stock	—	—	(38)
Dividends paid on common stock	(8,299)	(7,717)	(3,068)
Proceeds from issuance of common stock under stock plans	124	301	301
Cash flows used in financing activities	(8,175)	(7,416)	(30,810)
Net change in cash and cash equivalents	(4)	(66)	3,917
Cash and cash equivalents at beginning of period	5,327	5,393	1,476
Cash and cash equivalents at end of period	$5,323	$5,327	$5,393

(22)  Commitments and Contingencies

(a) Leasing Arrangements: The Company is obligated under a number of non-cancelable operating leases for land and buildings.  The majority of these leases have renewal options.  In addition, some o the leases contain escalation clauses tied to the consumer price index with caps.

At December 31, 2013, the Company’s future minimum rental payments required under land, buildings and equipment operating leases that have initial or remaining non-cancelable lease terms of one year or more are as follows:

(dollars in thousands)	2014	2015	2016	2017	2018	Thereafter	Total
Minimum payments	$1,392	$1,285	$1,182	$1,107	$922	$1,683	$7,571

Rent expense applicable to operating leases was $1.7 million for the year ended December 31, 2013 and $1.5 million for the years ended December 31, 2012 and 2011.

(b) Commitments to Extend Credit: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter party.  Collateral held varies, but may include: property, plant and equipment; accounts receivable; inventory; and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.  Except for certain long-term guarantees, the majority of guarantees expire in one year.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Collateral supporting those commitments, for which collateral is deemed necessary, generally amounts to one hundred percent of the commitment amount at December 31, 2013.

For the years ended December 31, 2013, 2012 and 2011, the Bank has not been required to perform on any financial guarantees and no losses were incurred.

Commitments to extend credit were as follows:

(dollars in thousands)	December 31, 2013
Loan commitments:
Fixed rate	$10,380
Variable rate	183,344
Total loan commitments	193,724
Standby letters of credit	1,114
Total commitments	$194,838

(c) Contingencies: The Company and its subsidiaries are from time to time defendants in and are threatened with various legal proceedings arising from regular business activities.  Management believes the ultimate liability, if any, arising from such claims or contingencies will not have a material adverse effect on the Company’s results of operations or financial condition.

(23) Related Party Transactions

At December 31, 2013 and 2012, the Bank had loans to persons serving as directors and executive officers, and to entities related to such individuals.  All loans were made on essentially the same terms and conditions as comparable transactions with other persons, and do not involve more than the normal risk of collectability.  The following table details the loan activity of related party transactions for the years ended December 31:

(dollars in thousands)	2013	2012
Beginning balance	$2,403	$3,804
New loans or advances	121	1,772
Payments	(259)	(3,173)
Reclassifications (1)	(396)	—
Ending balance	$1,869	$2,403
Available credit	$525	$755

(1) Represents loans that were once considered related party but are no longer considered related party, or loans that were not related party that subsequently became related party loans.

The Bank held deposits from related parties totaling $1.5 million and $2.3 million at December 31, 2013 and 2012, respectively.

(24) Selected Quarterly Financial Data (Unaudited)

Results of operations on a quarterly basis were as follows:

(dollars in thousands, except per share data)	For the Year Ended December 31, 2013
	First quarter	Second quarter	Third quarter	Fourth quarter
Interest income	$19,610	$18,726	$18,469	$18,554
Interest expense	1,428	1,369	1,322	1,301
Net interest income	18,182	17,357	17,147	17,253
Provision for loan losses	1,950	11,764	525	376
Net interest income after provision for loan losses	16,232	5,593	16,622	16,877
Noninterest income	4,346	11,697	3,137	3,165
Noninterest expense	13,867	12,926	13,072	16,436
Income before provision for income tax	6,711	4,364	6,687	3,606
Provision for income tax	2,127	1,456	2,185	1,104
Net income available to common shareholders	$4,584	$2,908	$4,502	$2,502
Basic earnings per share	$0.30	$0.19	$0.29	$0.16
Diluted earnings per share	$0.30	$0.19	$0.29	$0.16
Cash dividends declared per share	$0.15	$0.15	$0.09	$0.15

(dollars in thousands, except per share data)	For the Year Ended December 31, 2012
	First quarter	Second quarter	Third quarter	Fourth quarter
Interest income	$23,283	$22,726	$22,262	$21,439
Interest expense	1,981	1,837	1,710	1,585
Net interest income	21,302	20,889	20,552	19,854
Provision for loan losses	2,000	2,748	1,250	3,746
Net interest income after provision for loan losses	19,302	18,141	19,302	16,108
Noninterest income	1,297	988	1,358	4,603
Noninterest expense	13,655	15,109	13,663	13,972
Income before provision for income tax	6,944	4,020	6,997	6,739
Provision for income tax	2,171	1,173	2,359	2,153
Net income available to common shareholders	$4,773	$2,847	$4,638	$4,586
Basic earnings per share	$0.31	$0.18	$0.30	$0.30
Diluted earnings per share	$0.31	$0.18	$0.30	$0.30
Cash dividends declared per share	$0.12	$0.14	$0.09	$0.15

(25) Subsequent Events

On January 30, 2014, the Company announced that its Board of Directors declared a cash dividend of $0.08 per common share to shareholders of record as of February 10, 2014, payable on February 26, 2014.